As filed with the Securities and Exchange Commission on September 28, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANTECH INTERNATIONAL

CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-1852179
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

12015 Lee Jackson Highway

Fairfax, VA 22033

(703) 218-6000

(Address of principal executive offices)

MANAGEMENT INCENTIVE PLAN

OF MANTECH INTERNATIONAL CORPORATION

2011 RESTATEMENT

(Full title of the Plan(s))

Michael R. Putnam

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

(703) 218-6000

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	2,983,220 shares	$24.46	$72,969,561.20	$8,362.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of our Class A common stock, par value $0.01 per share (“Common Stock”), as may become issuable under the Management Incentive Plan of ManTech International Corporation 2011 Restatement as a result of any stock split, stock dividend, recapitalization or similar event.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Stock as reported on the Nasdaq Global Select Market on September 25, 2012.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by ManTech International Corporation (the “Company”) for the purpose of registering 2,983,220 additional shares of Common Stock available for issuance under the Management Incentive Plan of ManTech International Corporation (the “Plan”). At the 2011 Annual Meeting of Stockholders held on May 12, 2011, the Company’s stockholders approved the 2011 Restatement of the Plan (the “2011 Plan”). The Company’s stockholders approved an increase to the base number of shares of Common Stock reserved for issuance under the 2011 Plan to 6,000,000 shares, an increase of 1,500,000 shares over the base number of shares previously authorized. The 2,983,220 shares registered pursuant to this Registration Statement consist of the 1,500,000 additional base shares authorized for issuance under the 2011 Plan, as well as 1,483,220 shares available for issuance as a result of the automatic annual increase provision of the Plan as follows: 384,321 shares on January 4, 2010, 546,433 shares on January 3, 2011, and 552,466 shares on January 3, 2012.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 3,000,000 shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-83682) filed on March 4, 2002 (the “Original Registration Statement”), and the 5,000,000 shares of Common Stock registered for issuance under the 2006 Restatement of the Plan pursuant to the Registration Statement on Form S-8 (Registration No. 333-137129) filed on September 6, 2006 (the “Second Registration Statement”). The contents of the Original Registration Statement and the Second Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statement and the Second Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement and the Second Registration Statement, as applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfax, Commonwealth of Virginia, on September 28, 2012.

MANTECH INTERNATIONAL CORPORATION

By:	/s/ George J. Pedersen
George J. Pedersen
Chairman of the Board of Directors and
Chief Executive Officer

Each person whose signature appears below constitutes and appoints George J. Pedersen and Michael R. Putnam, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George J. Pedersen George J. Pedersen	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	September 28, 2012

/s/ Kevin M. Phillips Kevin M. Phillips	Executive VP and Chief Financial Officer (principal financial officer)	September 28, 2012

/s/ Judith L. Bjornaas Judith L. Bjornaas	Senior VP, Deputy Chief Financial Officer (principal accounting officer)	September 28, 2012

/s/ Richard L. Armitage	Director	September 28, 2012
Richard L. Armitage

/s/ Mary K. Bush	Director	September 28, 2012
Mary K. Bush

/s/ Barry G. Campbell	Director	September 28, 2012
Barry G. Campbell

/s/ Walter R. Fatzinger, Jr.	Director	September 28, 2012
Walter R. Fatzinger, Jr.

/s/ David E. Jeremiah	Director	September 28, 2012
David E. Jeremiah

/s/ Richard J. Kerr	Director	September 28, 2012
Richard J. Kerr

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP (filed herewith)

10.1	Management Incentive Plan of ManTech International Corporation, 2011 Restatement (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2011)

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

24.1	Power of Attorney (included on signature page hereof)